Exhibit 10.17

EXECUTIVE CHAIRMAN AGREEMENT

THIS EXECUTIVE CHAIRMAN AGREEMENT (this “Chairman Agreement” or “Agreement”) is made as of August 1, 2023 (the “Effective Date”), between Ferrellgas, Inc., a Delaware corporation (the “Company”), and James E. Ferrell (“Executive”).  The Executive and the Company are each referred to as a “Party” and collectively the “Parties.”

WHEREAS, the Company desires to employ Executive upon the terms and conditions hereinafter set forth, and Executive desires to accept employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Employment Term.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Chairman Agreement for the period commencing as of August 1, 2023 (the “Commencement Date”) and continuing for one (1) year (the “Term”), unless earlier terminated by the Company or Executive pursuant to the provisions set forth in Section 4 hereof.
2.Position and Duties.
(a)Position.  During the Term, the Executive shall serve as Executive Chairman of the Company.
(b)Duties.  Executive shall have the normal duties, responsibilities, functions, and authority of the Executive Chairman, subject to the power and authority of the Board of Directors of the Company (the “Board”), and Executive shall report to the Board.  Executive’s duties shall include assisting with the transition of the new Chief Executive Officer, advising Company management and its Board of Directors concerning matters relating to the operations, management, and organization of the company, its business affairs, corporate and product development and other projects as agreed by the Board of Directors and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule or regulation. Executive shall perform all duties in a professional, ethical, and businesslike manner. Executive shall be required to devote such time to the affairs of the Company as shall be necessary to manage such affairs. The Executive Chairman will perform such duties described herein in accordance with the general fiduciary duty of executive officers and directors.
3.Compensation and Benefits.

In exchange for services rendered by Executive hereunder, the Company shall provide the following:

(a)Base Salary.  During the Term, Executive’s base salary shall be $825,000.00 per annum, or such higher amount as determined by the Board in its discretion, (the “Base Salary”), less required withholdings and taxes, which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

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(b)Incentive Plans.  Executive shall be eligible to participate in any Company incentive plan as such plans are implemented by the Board, subject to the terms and conditions thereof, and as such terms and conditions may be established or changed from time to time by the Company in its sole discretion.
(c)Benefits.  Executive shall be included, to the extent eligible under the terms and conditions, as such terms and conditions may be established or changed from time to time by the Board in its sole discretion, in any and all of the Company plans providing benefits for its employees.  Except as otherwise provided herein, nothing contained herein shall obligate the Company to adopt or maintain any benefit plan and nothing herein shall restrict the Company’s right in its sole discretion to adopt, modify or otherwise alter, in whole or in part, any and/or all of its benefit plans, provided that such adoption, abolition, modification or alteration is of general effect and applicable to all of the Company’s employees and/or officers under such plans.
(d)Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Chairman Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
4.Termination of Term.
(a)Termination.  During the Term, Executive’s employment and this Chairman Agreement may be terminated by:
(i)Executive’s resignation without Good Reason, which resignation must be accompanied by at least ninety (90) days’ prior written notice;
(ii)Executive’s resignation for Good Reason (as defined below);
(iii)termination by the Company due to Executive’s Disability (as defined below);
(iv)the Company’s termination of Executive’s employment with Cause (as defined below);
(v) the Company’s termination of Executive’s employment without Cause upon at least ninety (90) days’ prior written notice; or
(vi)Executive’s death.
(b)Notice Period.  During the period following delivery of notice of the Executive’s termination, whether voluntarily by the Executive or by the Company with or without Cause, the Company may, in its sole discretion: (i) require the Executive to perform only such duties as it may allocate to the Executive; (ii) require the Executive not to perform any of the Executive’s duties; (iii) require the Executive not to have any contact with employees, clients or vendors of the Company and its Affiliates as the Company shall reasonably determine (except for those employees, clients and vendors of the Company that the Executive had a business relationship with prior to the entry of this Chairman Agreement); and (iv) exclude the Executive from the Company and its Affiliate’s premises.
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(c)Payment in Lieu of Notice. The Company may, at its absolute discretion, when terminating the Executive’s employment with or without Cause, elect to notify the Executive in writing that it is exercising its right to dismiss the Executive with immediate effect and that it will be making a payment to the Executive in lieu of notice. The Company’s payment in lieu of notice shall be equivalent to the Base Salary which would have been payable or have accrued during the Executive’s notice period.
(d)Resignation of All Positions. In the event of the termination of Executive’s employment for any reason and regardless of the circumstance, Executive shall be deemed to have resigned from all positions as an officer and as a member of the Board of the Company or any Affiliate immediately upon such termination, and shall promptly execute all documents reasonably requested by the Company in order to effect such resignation(s).
(e)Termination Payments.
(i)Termination for Cause, upon Executive’s Resignation, upon Death or Disability.  If Executive’s employment hereunder and the Term are terminated pursuant to Sections 4(a)(i), (iii), (iv), or (vi), Executive, or his estate if applicable, shall be entitled to payment of:
(A)	Executive’s accrued but unpaid Base Salary through the date of termination;
(B)	any properly documented reimbursable expenses owed to Executive (clauses (A) and (B) of this Section 4(e)(i), collectively, the “Accrued Obligations”).
(ii)Termination by the Company without Cause or by Executive for Good Reason.  If Executive’s employment hereunder and the Term are terminated pursuant to Sections 4(a)(ii) or (v), Executive shall be entitled to the following:
(A)	payment of Accrued Obligations;
(B)	a lump sum payment of any amounts remaining under this Chairman Agreement; and
(C)	subject to Executive’s election of and qualification for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of twelve (12) consecutive months following termination of employment, premium costs for COBRA insurance benefits in the monthly amount the Company was paying toward Executive’s Company-provided group health plan insurance coverage immediately prior to Executive’s cessation of employment.
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The amounts described in clauses (B) and (C) of this Section 4(e)(ii) will commence to be paid to Executive within sixty (60) days following the date of termination, provided that Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company not later than forty-five (45) days following the date of termination an irrevocable general waiver and release of claims in the form provided by the Company to Executive (or, in the event of Executive’s death, Executive’s estate) after Executive’s termination (the “General Release”) and the latest date on which the General Release is subject to revocation has expired.  The Accrued Obligations shall be paid no later than as required by law or within twenty (20) days following the date of termination, whichever occurs earlier.  As to any amount described in clause (B) of this Section 4(e)(ii) that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), if the sixty (60) day period begins in one calendar year and ends in a second (2nd) calendar year, payment shall always be paid in the second (2nd) calendar year.  All payments of amounts described in clauses (B) and (C) of this Section 4(e)(ii) are subject to Executive’s continued compliance with the provisions of Sections 5 or 21 hereof.

(f)Mitigation.  Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and the Company shall have no right of offset for any amounts received by Executive from other employment.
(g)Offsets.  The Company may offset any amounts Executive owes to the Company or any of its Affiliates or Subsidiaries against any amounts the Company owes Executive hereunder, to the extent permitted by law.
5.Confidentiality and Restrictive Covenants.  Employee shall comply with all obligations outlined in the Confidentiality and Restrictive Covenants Agreement (attached hereto and incorporated herein as Attachment A).
6.Enforcement.  Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties agree that the Company and its Subsidiaries and Affiliates will suffer irreparable harm from a breach or threatened breach of Sections 5 or 21 by Executive and that money damages would not be an adequate remedy for any such breach or threatened breach of this Chairman Agreement.  In the event of any breach or threatened breach of this Chairman Agreement, the Company and its Subsidiaries and Affiliates, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
7.Executive’s Representations. Executive hereby represents and warrants to the Company that Executive is not subject to any pending, or to his knowledge any threatened, lawsuit, action, investigation, or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding Executive’s rights and obligations under this Chairman Agreement and that Executive fully understands the terms and conditions contained herein.
8.Survival. Sections 5 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Term.
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9.Notices.  Any notice provided for in this Chairman Agreement shall be in writing and shall be (1) personally delivered, sent by reputable overnight courier service, or sent by first class mail, return receipt requested, to the recipient at the address below, and (2) sent by email to the recipient at the address below indicated:

Notices to Executive:

James E. Ferrell

Address and email of file with the Company.

Notices to the Company:

VP of Human Resources (presently, Brent Banwart)

One Liberty Plaza

Liberty, MO 64068

brentbanwart@ferrellgas.com

and

Chairman, Compensation Committee (presently, Edward Newberry)

[edward.newberry@squirepb.com]

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Chairman Agreement shall be deemed to have been given when so delivered or sent.

10.Severability.  Whenever possible, each provision of this Chairman Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Chairman Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Chairman Agreement or any action in any other jurisdiction, but this Chairman Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
11.Complete Chairman Agreement. This Chairman Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements, or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.
12.No Strict Construction.  The language used in this Chairman Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.
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13.Counterparts.  This Chairman Agreement may be executed in separate counterparts (including by means of pdf signature page), each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.
14.Successors and Assigns.  This Chairman Agreement will be binding upon and inure to the benefit of (a) the Company and its successors and assigns, by merger or otherwise, and (b) Executive and the Executive’s heirs and personal representatives.  This Chairman Agreement is not assignable by Executive.  The Company may unilaterally assign its rights and obligations under this Chairman Agreement to any successor to Company’s rights and obligations hereunder as a result of any Change in Control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the securities, business and/or assets of the Company or any of its Affiliates, and Executive shall continue to be bound by the terms and conditions of this Chairman Agreement.  In connection with any such assignment by Company, following such assignment, references to “Company” in this Chairman Agreement, shall mean the successor to all or substantially all of the securities, business and/or assets of Company or any of its Affiliates to whom this Chairman Agreement is assigned.
15.Choice of Law.  All issues and questions concerning the construction, validity, enforcement, and interpretation of this Chairman Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Missouri.
16.Amendment and Waiver.  The provisions of this Chairman Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Chairman Agreement (including, without limitation, the Company’s right to terminate the Term with or without Cause) shall affect the validity, binding effect, or enforceability of this Chairman Agreement or be deemed to be an implied waiver of any provision of this Chairman Agreement.
17.Tax Matters; Code Section 409A.
(a)The Company and its respective Subsidiaries and Affiliates shall be entitled to report such income and deduct or withhold from any amounts owing from the Company or any of its Subsidiaries or Affiliates to Executive any federal, state, local, or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments and benefits from the Company or any of its Subsidiaries or Affiliates (including, without limitation, wages and bonuses).  In the event the Company or any of its Subsidiaries or Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries and Affiliates for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties, and related expenses thereto.
(b)The intent of the parties is that payments and benefits under this Chairman Agreement either be exempt from or comply with Section 409A, to the extent subject thereto; and, accordingly, to the maximum extent permitted, this Chairman Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company or any of its Subsidiaries or Affiliates be liable for any additional tax, interest, or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A with respect to this Chairman Agreement or otherwise.
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(c)Notwithstanding the foregoing, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Chairman Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Chairman Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Chairman Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 17(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, without interest, and any remaining payments and benefits due under this Chairman Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)To the extent that reimbursements or other in-kind benefits under this Chairman Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e)For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Chairman Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Chairman Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company, to the extent permitted under Section 409A.
(f)Notwithstanding any other provision of this Chairman Agreement to the contrary, in no event shall any payment under this Chairman Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(g)Notwithstanding any other provision of this Chairman Agreement to the contrary, in no event shall any payment under this Chairman Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be accelerated or delayed in contravention of the regulations under Section 409A.
18.Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Chairman Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Chairman Agreement or the matters contemplated hereby.
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19.Corporate Opportunity.   Executive shall submit to the Board all material business, commercial, and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Term, which opportunities relate to the Company’s business (“Corporate Opportunities”).  Unless approved by the Board, during the Term Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf or for Executive’s personal benefit or for the benefit of any Person other than the Company.
20.Executive’s Cooperation.  During the Term and thereafter, Executive shall reasonably cooperate with the Company and its Subsidiaries and Affiliates in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company or any Subsidiary or Affiliate (including, without limitation, Executive’s being available to the Company and its Subsidiaries and Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any Subsidiary’s or Affiliate’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, and providing to the Company and its Subsidiaries and Affiliates all pertinent information and turning over to the Company and its Subsidiaries and Affiliates all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company or any Subsidiary or Affiliate requires Executive’s cooperation in accordance with this section following the Term, to the extent permitted by law, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including reasonable transportation, lodging and meals, upon submission of receipts).
21.Arbitration.   Any controversy, claim, cause of action, in law or equity, or dispute involving the Parties (or their affiliated persons or entities) directly or indirectly concerning Executive’s employment or this Chairman Agreement including its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final and binding arbitration held in Missouri by one (1) arbitrator in accordance with the rules of employment arbitration then followed by JAMS or any successor to the functions thereof.  The arbitrator shall apply Missouri law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his decision or determination as to each issue or matter in dispute may be implemented or enforced.  Any decision or award of the arbitrator shall be final, conclusive and binding on the Parties to this Chairman Agreement, and there shall be no appeal therefrom other than from gross negligence or willful misconduct.  The prevailing party shall be entitled to recover its costs, expenses and reasonable attorneys’ fees incurred in connection with any such proceedings or related litigation.
22.Definitions.  For purposes of this Chairman Agreement, the following definitions shall apply:
(a) “Affiliate” means any employer with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code (as defined below), applied using fifty percent (50%) as the percentage of ownership required under such Code sections, including (i) any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person and (ii) any Person that is a natural Person, the spouse, ancestors, or lineal descendants of such Person, any limited partnership or limited liability company controlled by such Person or such Person’s spouse, ancestors, or lineal descendants or in which such Person or such Person’s spouse, ancestors, or lineal descendants hold a majority interest, any trust established for the benefit of any of them and such Person’s estate or legal representative.
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(b)“Cause” means, with respect to Executive, one or more of the following:  (i) commission of, or indictment for, a felony or a crime involving moral turpitude; (ii) commission of an act or omission to act with respect to the Company or any of its Affiliates or Subsidiaries or any of their customers or suppliers involving dishonesty, disloyalty, or fraud; (iii) conduct that brings or is reasonably likely to bring the Company or its Affiliates or Subsidiaries into public disgrace or disrepute; (iv) repeated failure to perform duties as reasonably directed by the Board; (v) gross negligence or willful misconduct with respect to the Company or any of its Affiliates or Subsidiaries; (vi) material breach of the Company’s Code of Conduct as amended from time to time; or (vii) any breach by Executive of Sections 5 or 21 of this Chairman Agreement.  With respect to subsection (iv) herein, “Cause” shall only exist if Executive fails to cure the alleged infraction within ten (10) days of receiving written notice from the Company.
(c)“Change in Control” means the first of the following events to occur after the Effective Date: (i) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity regardless of which entity is the survivor, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the then outstanding voting securities of such surviving entity or any parent thereof, calculated immediately after such merger or consolidation or (B) a merger or consolidation that would result in one or more related parties owning more than 50% of the combined voting power of the then outstanding voting securities of the surviving entity or any parent thereof; (ii) the stockholder(s) of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and provided, further, that, no sale of all or substantially all the Company’s assets shall constitute a Change in Control if the sale is to a related party; (iii) the majority of the seats (other than vacant seats) on the Board (or similar governing body) of the Company (or its direct or indirect parent holding company) ceases to be occupied by persons who either (A) were members of the Board of the Company (or its direct or indirect parent holding company) as of the Effective Date; (B) subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s stockholder(s) was approved by a majority of the Continuing Directors then on the Board.  For purposes of this Employment Agreement, the term “Continuing Director” shall mean any person who is a member of the Board, while such person is a member of the Board, and who (A) was a member of the Board on the Effective Date; or (B) subsequently becomes a member of the Board, if such person’s nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors; (iv) Ferrell Companies, Inc. ceases to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the aggregate economic interests in the capital stock of the Company; (v) the Company ceases to be the general partner with power to manage and control either or both of Ferrellgas Partners, LP and Ferrellgas LP; (vi) Ferrellgas Partners, LP shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the aggregate limited partnership interests in Ferrellgas, LP; or (vii) any “change of control” or similar event shall occur under, and as defined in or set forth in, the documents evidencing or governing any indebtedness of the Company, Ferrellgas Partners, LP or Ferrellgas, LP.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Disability.” means (1) Executive’s inability, by virtue of ill health or other physical or mental illness, to perform substantially and continuously the duties assigned to Executive with or without reasonable accommodation for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period or (2) if Executive is considered disabled under the Company’s long-term disability insurance plan.
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(f)“Good Reason” means, with respect to Executive’s resignation from employment, one or more of the following occurring: (i) a material reduction in Executive’s Base Salary; (ii) a material diminution in Executive’s duties, responsibilities or authority; or (iii) a material breach of this Chairman Agreement by the Company. “Good Reason” shall only exist if the Executive provided written notice to the Company within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Company shall thereafter have the right to remedy the condition with thirty (30) days of the date the Company received the written notice from the Executive.  If the Company remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Company fails to cure the alleged infraction within thirty (30) days of receiving written notice from Executive, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.
(g)“Person” means any natural person, corporation, partnership (whether general or limited), limited liability company, association, custodian, nominee, trust, estate, joint venture, governmental authority, or other individual or entity.
(h) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person (or, in the case of a partnership, limited liability company, or other similar entity, control of the general partnership, managing member, or similar interests) or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

* * *

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Chairman Agreement effective as of the date first written above but signed on the date(s) indicated below.

COMPANY:

Ferrellgas, Inc.

By: /s/ Brent Banwart _

Name:Brent Banwart

Title:  VP, Human Resources

Date: July 25, 2023

EXECUTIVE:

/s/ James E. Ferrell _

James E. Ferrell

Date: July 28, 2023

[Signature Page to Executive Employment Agreement]

Attachment A

EXECUTIVE CONFIDENTIALITY & RESTRICTIVE COVENANTS AGREEMENT

THIS EXECUTIVE CONFIDENTIALITY & RESTRICTIVE COVENANTS AGREEMENT (this “Restrictive Covenants Agreement”) is made as of August 1, 2023 (the “Effective Date”), between Ferrellgas, Inc., and its predecessors, divisions, affiliates, successors, and assigns, a Delaware corporation (the “Company”), and James E. Ferrell (“Executive”).  The Executive and the Company are each referred to as a “Party” and collectively the “Parties.”

WHEREAS, the Company wishes to obtain reasonable protection of its confidential business, trade secret, and technical information which it has developed, acquired and/or is or may be developed or acquired by the Company at substantial expenses; and

WHEREAS, the Company wishes to obtain reasonable protection against unfair competition and solicitation during the Executive’s employment by the Company and following termination of the Executive’s employment by the Company and to further protect against unfair use of its confidential business and technical information the Company desires to have Executive execute this Agreement; and

WHEREAS, the Executive is willing to execute this Restrictive Covenants Agreement and grant the Company the benefits of the restrictive covenants contained herein.

For and in consideration of the continued employment of Executive as Executive Chairman, and for the promises outlined herein and in Executive’s Executive Chairman Agreement, Executive agrees as follows:

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1.Confidential Information.

(a)Confidential Information.  Executive acknowledges that the continued success of the Company and its Subsidiaries and Affiliates (as those terms are defined in Executive’s Employment Agreement) depends upon the use and protection of a large body of confidential, trade secret, and proprietary information.  All of such confidential, trade secret, and proprietary information now existing or to be developed in the future will be referred to in this Restrictive Covenants Agreement as “Confidential Information.”  Confidential Information means all information that is (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known.  Confidential Information includes, without specific limitation, the information, observations, and data obtained by Executive from the performance of Executive’s duties to the Company and Subsidiaries and its Affiliates concerning the business and affairs of the Company and its Subsidiaries and Affiliates; information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during employment; the development, transition and transformation plans of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support, and equipment.  Accordingly, Executive agrees that, either during or after employment with the Company, Executive shall not disclose to any unauthorized Person or use for Executive’s or any Person’s own account any Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) is or becomes generally available for use by the public other than as a result of Executive’s acts or omissions to act in breach of this Restrictive Covenants Agreement or the Employment Agreement; (ii) is or becomes known or available to Executive on a non-confidential basis from a source (other than the Company or its Subsidiaries or Affiliates) that, to the Executive’s knowledge, is not prohibited from disclosing such Confidential Information by a contractual, legal or fiduciary obligation, (iii) is or was independently developed by Executive without violation of any obligation under this Restrictive Covenants Agreement or the Employment Agreement, or (iv) is required to be disclosed pursuant to any applicable law or court order (in which case Executive shall give prior written notice to the Company of such required disclosure and shall cooperate with the Company and its Subsidiaries and Affiliates in any reasonable efforts to limit such disclosure or preserve the confidentiality of any Confidential Information).  Executive agrees to deliver to the Company at the end of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, and other property or documents (and copies thereof) relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that Executive may then possess or have under Executive’s control.

(b)Permitted Governmental Disclosures.  The federal Defend Trade Secrets Act of 2016 immunizes Executives against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Executive discloses a trade secret for the purpose of reporting a suspected violation of law.  Pursuant to such Act, immunity is available if Executive discloses a trade secret in either of these two circumstances: (1) Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public). Further, nothing in this Employment Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Executive does not need prior authorization to make any such reports or disclosures and is not required to notify the Company or the Board that he has made such reports or disclosures.
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(c)Third Party Information.  Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During employment and thereafter, and without in any way limiting the provisions of Section 1(a) above, Executive shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with Executive’s work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)Return of Company Property.  Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any time as the Company requests, Executive will deliver to the person designated by the Company all originals and copies of all documents or materials relating to the business of the Company or its Affiliates and other Company property in Executive’s possession or control, including but not limited to drawings, specifications, documents (including electronic documents), notes, memoranda, records, devices, models or any other material and copies or reproductions thereof, and any computers, equipment, keys or similar property of the Company.  Further, upon request, Executive will certify that Executive has not retained or transferred outside the Company any Confidential Information and/or that Executive has deleted any electronic information belonging to the Company from Executive’s personal computers, hard drives, cloud accounts, servers and/or accounts.

2.Intellectual Property, Inventions, and Patents.

Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work,  all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ and Affiliates’ actual or anticipated business, research, and development or existing or future products or services and which are conceived, developed, or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, (“Work Product”), belong to the Company or such Subsidiary or Affiliate.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).  For the avoidance of doubt, the parties acknowledge that Executive’s expertise in business and the field of propane distribution and sales for over fifty (50) years is not encompassed by this Section 2.

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3.Non-Compete; Non-Solicitation.

(a)Non-Competition.  In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries and Affiliates he has and shall continue to become familiar with the Company’s and its Subsidiaries’ and Affiliates’ corporate strategy, pricing, and other market and financial information, know-how, trade secrets, and valuable customer, supplier, and Executive relationships, and with other Confidential Information concerning the Company and its Subsidiaries and Affiliates, and that his services have been and shall be of special, unique, and extraordinary value to the Company and its Subsidiaries and Affiliates.  Accordingly, during his employment and for five (5) years thereafter (the “Restricted Period”), Executive shall not directly or indirectly (whether as Executive, director, owner, stockholder, consultant, partner (limited or general), or otherwise) own any interest in, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any Competing Business (as defined below) that conducts operations or sales in the United States of America, or have taken active steps towards conducting sales or operations as of the date of Executive’s termination of employment.  Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.  For purpose of this Employment Agreement, “Competing Business” shall mean any business or enterprise, which is (i) involved primarily in the sale and distribution of propane gas and component parts, and/or propane cylinders, or (ii) provides any products or services described by the Company on the Company’s website at any time during Executive’s employment.

(b)Non-Solicitation.  During the Restricted Period, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any member of senior leadership (a “Senior Leader” or collectively “Senior Leadership”), which shall include the Chief Executive Officer, Chief Financial Officer, Chief Human Resource Officer, Chief Information Officer, Chief Operations Officer, or General Counsel, of the Company or any Subsidiary or Affiliate to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or any Subsidiary or Affiliate and any Senior Leadership thereof; (ii) knowingly hire any Person who was a Senior Leader of the Company or any Subsidiary or Affiliate at any time during the five (5) years prior to the termination of Executive’s employment; or (iii) induce or encourage any customer, supplier, licensee, licensor, or other business relation of the Company or any Subsidiary or Affiliate to cease doing business with or materially reduce its business with the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, or business relation and the Company or any Subsidiary or Affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries or Affiliates).

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4.Enforcement of Covenants.

(a)Executive acknowledges that a breach by Executive of any of the terms of this Agreement will result in material, irreparable injury to the Company for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement, together with such other relief as may be required to enforce specifically any of the terms of this Agreement. Executive consents to such temporary, preliminary, or permanent injunctive relief. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other available remedies for breach or threatened breach of this Agreement, including recovery of damages, court costs, and attorneys’ fees.
(b)If the Company is required to enforce any of its rights hereunder through legal proceedings, Executive shall reimburse the Company for all reasonable costs, expenses, and attorneys’ fees incurred by the Company in connection with the enforcement of its rights hereunder.

(c)Executive understands and agrees that nothing in this Restrictive Covenants Agreement creates an additional contract, express or implied, of employment for any specified period. Executive’s employment may be terminated by Executive or the Company pursuant to Executive’s Employment Agreement.

(d)If one or more provisions of this Restrictive Covenants Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, Executive agrees the validity, legality, and enforcement of the remaining provisions of the Agreement shall not in any way be affected or impaired. Executive also agrees that the language contained in Section 3 of this Restrictive Covenants Agreement is reasonable in scope and that Executive will not raise any issue regarding the reasonableness of the Agreement as a defense in any proceeding to enforce the Agreement. If a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law.

5.Waiver of Breach.

The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive, and the failure of the Company to take action against any other Executive(s) for similar breach(es) on their part, shall not be construed as a waiver of a breach by Executive.

6.Agreement Binding.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, and administrators of Executive. The Company shall have the right to transfer and assign all or any portion of its rights and obligations hereunder to any third party.

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7.Applicable Law and Choice of Forum.

This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with matters contained herein, and the parties having a substantial connection with the State of Missouri, agree that any action or proceeding with respect to this Agreement shall be brought in a state or federal court located within the State of Missouri. The parties consent to the personal jurisdiction of the state and federal courts of Missouri should a legal action to enforce this Restrictive Covenants Agreement be necessary.

8.Modification.

This Agreement may only be modified by the express written consent of both parties.

9.Entire Agreement.

This Restrictive Covenants Agreement constitutes the entire understanding between Company and Executive with respect to the subject matter hereof and supersedes and replaces all prior contracts, agreements and understandings related to the same subject matter between the parties.

10.Section Headings.

The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

I have read and understand this Agreement and I agree to abide by its terms.

Dated: July 28, 2023                                                             _

/s/ James E. Ferrell

James E. Ferrell (Signature)

James E. Ferrell

(Printed Name)

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